Exhibit 99.1 Transcript from December 19, 2008 Investor Call

Final Transcript

Conference Call Transcript

WY - Weyerhaeuser Co. December 19 Investor Call

Event Date/Time: Dec. 19. 2008 / 9:00AM ET

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

CORPORATE PARTICIPANTS

 Kathryn McAuley
 Weyerhaeuser Company - VP of IR

 Dan Fulton
 Weyerhaeuser Company - President and CEO

 Patty Bedient
 Weyerhaeuser Company - EVP and CFO

CONFERENCE CALL PARTICIPANTS

 Steve Chercover
 D.A. Davidson - Analyst

 Mark Weintraub
 Buckingham Research Group - Analyst

 Gail Glazerman
 UBS - Analyst

 Mark Connelly
 Credit Suisse - Analyst

 Rick Skidmore
 Goldman Sachs - Analyst

 George Staphos
 Banc of America Securities - Analyst

 PRESENTATION

Operator

 Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Weyerhaeuser investor conference call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (Operator Instructions). This conference is being recorded today, December 19, 2008.

I would now like to turn the conference over to Kathryn McAuley, Vice President of Investor Relations. Please go ahead, ma'am.

 Kathryn McAuley - Weyerhaeuser Company - VP of IR

 Good morning. Thank you for joining us on our investor call. With me this morning are Dan Fulton, Chief Executive Officer, and Patty Bedient, Chief Financial Officer. If anyone needs a copy of this morning's press release, please contact April Meier at 253-924-2937 or at april.meier@weyerhaeuser.com.

I will now turn the call over to Dan Fulton. Dan?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 Thanks, Kathy, and good morning. These are the worst markets I've seen during my career, and they are worse than I expected when we had our third-quarter earnings call just seven weeks ago. While we had expected weaker markets across all businesses, the declines in some markets have accelerated during the fourth quarter.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

We expect difficult conditions will continue through 2009, and the timing and strength of the recovery are uncertain. As a result, we're taking the actions we announced this morning to preserve the Company's financial strength and strategic flexibility.

This first action I'd like to discuss is the Board's decision to declare a quarterly dividend of $0.25, reduced from our recent quarterly dividend of $0.60. This was an extremely difficult step to take, but the Board is determined that continuing to pay a dividend at the previous level would reduce the flexibility we need to manage through these uncertain and challenging times.

As our past actions have demonstrated, we're committed to returning capital to shareholders as one element of our strategy to create value and will adjust our dividend level in the future as warranted by economic conditions and our performance. The Board believes that setting the quarterly dividend at $0.25 is appropriate, given the challenging market environment and anticipated impact on cash flow.

This brings me to the second Board action, the authorization to repurchase up to $250 million of the Company's outstanding stock. This authority gives us the flexibility to take advantage of market conditions while maintaining a conservative approach to managing our cash flow.

The third action we announced this morning is a reduction of capital spending for 2009 to a range of $200 million to $250 million. We will make this reduction without jeopardizing our commitment to safety and environmental compliance.

The final action I want to discuss is a wage freeze at 2008 levels for all executive officer and salaried employees. This decision was also difficult because Weyerhaeuser's valued employees contribute to our Company every day. The past year has been one of significant transformation for Weyerhaeuser. Our employees completed a major divestiture and took on additional responsibilities as we downsized our Company, all while addressing the daily uncertainties of today's markets. Despite these challenges, our employees have maintained their commitment to safely meeting the needs of our customers and significantly improving operating efficiency.

The actions announced today complement the initiatives we announced in May to achieve a $375 million reduction in annual overhead expense. We committed to achieve a 50% run rate on these savings by the end of 2008 and we are on track to realize those savings. But we recognize that the current challenging economic conditions demand further action, and we are committed to achieving additional savings. We will closely monitor the requirements of our businesses and adjust spending accordingly.

Before turning the call over to Patty for comments on our earnings outlook, I would like to use this opportunity to update you on two efforts to increase our flexibility that we discussed in September. We said that we would undertake steps to change our fiscal calendar and our legal structure. I am pleased to report that yesterday, the Board passed a resolution amending our bylaws to adopt a calendar year for fiscal reporting. We will complete the process of changing our legal structure by the end of the year.

At this time, I would like to ask Patty to provide more detail on our earnings guidance for the fourth quarter.

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Thanks, Dan, and good morning. This morning I will give you a brief update on our fourth-quarter outlook on a segment-by-segment basis. But as an overall statement, markets in each of our segments have deteriorated faster than we had initially expected. As compared to the third quarter, the guidance I discussed in October for each segment is still directionally correct. However, in each case, the segment results are more negative than we had anticipated.

I will start with Timberlands. In the West, domestic saw-log markets have weakened throughout the quarter as mills continue to take downtime in response to dropping lumber and chip prices. The Southern volumes and prices have also continued to decrease, especially for fiber logs, as pulp and paper mills continue to see their markets soften. Export markets in the West have remained stronger than domestic markets, with volumes and prices holding steady. Earnings in our Timberlands segment will be lower in the fourth quarter compared to the third.

Wood Products, which is seasonally slower in the fourth quarter, has been significantly challenged. Average sales realizations through November are down about 12% in OSB and approximately 15% in lumber as compared to the third quarter. Prices in both product lines have continued to soften throughout December. Engineered wood prices held up better through November, but have also weakened as the quarter progressed. Volumes across all of our product lines are down significantly compared to the third quarter and since Thanksgiving have been substantially lower, as most customers are focused on reducing their inventories for year end.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

As a result of low sales prices and volumes, we've significantly curtailed production across all product lines. Working capital is at extremely low levels, and we continue to match production to demand. Losses in the fourth quarter are expected to be substantially greater than the third quarter.

Pulp prices have weakened throughout the quarter as the global slowdown impacted overall demand, especially in China and other emerging markets. Paper-grade pulp prices have been particularly affected. Fluff pulp prices have also softened, although at a slower rate than the commodity paper grades. In response to the lower sales volumes, we have adjusted production rates to meet demand and are monitoring our working capital levels closely. Our mills generally continue to operate efficiently in spite of these challenges. We expect that earnings in the cellulose fiber segment will be lower in the fourth quarter compared to the third.

Moving on to our Real Estate segment, financial meltdown in the fourth quarter, combined with rising unemployment and the lack of consumer confidence, have led to a virtual collapse of housing markets. The operating loss from our single-family homebuilding business is expected to be greater than the third quarter as we are experiencing fewer home closings and lower average closing prices.

Stiffer mortgage qualification standards and lack of consumer confidence have also resulted in higher cancellation rates. For example, the cancellation rate for the month of November was 42%.

In addition to homebuilding operating losses, we expect to incur substantial charges for impairments, losses on land sales and write-offs. These charges have been caused by the continuing decline in housing and land prices, and changes in strategy which reflect our view of a longer downturn. While we will not complete our analysis until next month, when we close the quarter, we anticipate that these charges could approach $650 million.

I would like to provide you with an update on some additional financial items, including our debt buyback and our pension plan performance. As previously announced, earlier this month we repurchased approximately $155 million of debt that was originally due next year at a price of $0.97 on the dollar. In addition, we have an open tender for $250 million of our bonds due in 2012 at an offer price of $0.83 to $0.88. We expect that tender to be fully subscribed, and it is scheduled to close next Monday. We will book a gain on the tender in the fourth quarter and expect that it will be accretive to earnings next year.

I will wrap up with an update on the performance of our qualified pension plans. As we entered this year, we were overfunded in the plans, and we are not required to make any cash contributions to the plans this year. Our returns have been negatively impacted, as we discussed on our third-quarter earnings call. However, it is our expectation that the plans will still be well funded at the end of the year. We're currently preparing those calculations, and final numbers will not be available until after year end.

As a result of our corporate restructuring this year, including the sale of our containerboard packaging business and other downsizing actions, we are experiencing a much higher than normal level of benefit payments and transfers from the plans. Most of the retirees are eligible to take lump-sum payments upon retirement.

In addition, the financial crisis has also impacted the liquidity of the plans. For instance, many of the funds in which plan assets are invested have gated their redemptions. To avoid the need to liquidate assets at depressed prices, the Company has elected to provide additional liquidity to the fund in the form of short-term loans. By year end, we anticipate these loans could total in the range of $200 million.

With that, I will turn the call back to Dan, and I look forward to your questions.

 Dan Fulton - Weyerhaeuser Company - President and CEO

 Thanks, Patty. Thanks to everyone on the line for joining us on the call on such short notice. These are challenging times for our economy, our Company, our shareholders and our employees. At Weyerhaeuser, we're committed to using all of our resources to managing through this difficult environment while continuing to take steps to build long-term shareholder value.

Now I would like to open up the lines for questions.

 Kathryn McAuley - Weyerhaeuser Company - VP of IR

 Brandy, would you please open the line?

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Steve Chercover, D.A. Davidson.

 Steve Chercover - D.A. Davidson - Analyst

 My question is, does the share buyback have any implications for the E&P purge, specifically the cash component, or are the historical earnings static and so you just have to change the ratios?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Steve, this is Patty, and I will answer that. Actually, share repurchase does have the impact of reducing E&P. It is not a one-for-one calculation necessarily, but it will decrease the E&P.

 Steve Chercover - D.A. Davidson - Analyst

 Can you give us a ratio? Because it seems like it would have a fairly decent cash-on-cash return. I assume that is why you did it.

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Well, we actually did the share repurchase, as Dan mentioned, as a result of a number of items. It was an item that was combined with a number of steps we took, and not really in relation to any one particular strategic move that we might make. Having said that, you are correct; it does decrease the E&P. And I don't know the exact ratio of the cash-on-cash piece, but it will have a significant impact.

 Steve Chercover - D.A. Davidson - Analyst

 Okay. And I am just wondering, has there been any change in your view on the overall appetite for timberlands? For instance, if endowments have suffered some fairly significant hits, is their appetite diminished, or might they have to [sellers] if there's any sort of recalibration of their ratios?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 Steve, it is not clear to us that there's been any significant change in interest or demand for timberlands. We seem to see some slower activity on smaller parcels. There have not been a lot of large transactions, but for those large transactions that we have seen, there seems to be interest. We don't have a tremendous amount of additional visibility to this beyond what you might see. We are in the market. We get exposed to opportunities, but there has not been a significant transaction volume recently.

Operator

 Mark Weintraub, Buckingham Research.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

 Mark Weintraub - Buckingham Research Group - Analyst

 Should we understand the various actions that you're taking to be really a pulling in the horns and everything is going to be run as tightly as possible while we go through this downturn? Or is it also an increased flexibility you're looking for, and in fact you might choose to opportunistically pursue things such as the acquisitions Steve talked about, timberlands, if things should change dramatically, but there are other things that possibly could happen as well? So is this really a pull the horns in, or is this partly pull the horns in, but also increase flexibility?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 It is both. We are looking at at least 2009 as being certainly negative market conditions for most of our businesses, with some expectation of recovery, but the term of the downturn and the strength of the recovery are highly uncertain. So that is the pulling in the horns part of this. But in doing so, we are also seeking to create flexibility in using all of the tools at our disposal. That is why we did the debt tender. That is why we're putting in place the share repurchase program. That is why we are adjusting our dividend. That is why we are reducing capital spending. That is why we are freezing wages. We want to maintain as much flexibility as possible so that we can take advantage of opportunities coming out of this market situation.

 Mark Weintraub - Buckingham Research Group - Analyst

 And just to clarify, those opportunities presumably could include acquisitions if they meet all of your criteria?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 I wouldn't rule that out, but that is not the focus, Mark.

 Mark Weintraub - Buckingham Research Group - Analyst

 Okay. That is helpful. And then just on the share repurchase, do you have a date by which you expect to conclude that share repurchase, or is that too to be viewed more as opportunistic and it may or may not happen?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Well, Mark, the Board did not put a date in the authorization. We will execute it on an opportunistic basis as we go forward and use it, as Dan mentioned, as one tool that is available to us to return cash to shareholders and to create value as we go forward in the foreseeable future. We would not have put it in place if it had not been our intention to utilize it.

 Mark Weintraub - Buckingham Research Group - Analyst

 Okay. And then lastly, and I realize we don't want to be going back and forth all the time, but do you have an updated view you can share as to when feasible timing on REIT convert — when a REIT could feasibly be pursued? At one point, you had suggested it wouldn't be until 2010 at the earliest, and then you backtracked a little bit on that. Can you give us an update on that or not?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Sure, Mark. What we had said before was that it might not be tax-efficient in 2009. Those were the remarks that we — that I made last May. But also, as we looked forward to 2009 and the period beyond, it's also clear that there is a lot of uncertainty. But as we approach the end of this year, the one thing that we did know for certain was that if we didn't make a couple of technical changes that would give us some additional flexibility from a strategic standpoint, that we would not be electing REIT status in 2009 because we would not meet some of those technical requirements.

Because of the flexibility that we were pursuing going forward, we did make both the calendar change — as Dan mentioned, the Board adopted that yesterday — and by the end of this year, the end of 2008, we expect to be in a position to have our legal structure reorganized such that at the point in time that the Board would want to change anything, that they would have the option to consider it.

Today, as we look forward as it relates to 2009 and beyond, there is not a decision that is necessary for REIT election. In 2009, for example, we would make that election when we filed the 2009 tax return if we were going to elect REIT status. That won't happen in 2010 — until 2010, when we file that tax return. We would, as Steve was discussing, have to pay out our earnings and profits in 2009. But as we sit here today, I think what we're doing as a company is preserving our flexibility as we move forward to have the greatest options at our disposal. And that is why we've taken the action that we've taken.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

Operator

 Gail Glazerman, UBS.

 Gail Glazerman - UBS - Analyst

 Patty, just going on to the tax efficiency, is it fair to say, given your revised earnings outlook, that REIT conversion today would look less tax-efficient than it might have even four or five months ago?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Well, because it is a mix of items, Gail, it is hard to tell with clarity what 2009 will look like. So I think what I would just say today is we want to be in a position to have that flexibility, and we intend that we will have that flexibility by the end of the year. And then the Board will make decisions as we move forward.

 Gail Glazerman - UBS - Analyst

 Okay. And, Dan, can you give us a little bit of an update on asset sales? You obviously still have the transport assets on the market. Given the capital markets, has interest in that just tapered off?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 We have had on the market a number of assets for sale. You mentioned our marine transportation. We've got railroads that we have identified. We have some mill facilities. And this morning, I can't provide any update on those because we have in some cases negotiations underway, and I can't share any near-term results.

 Gail Glazerman - UBS - Analyst

 Okay. And in terms of your market outlook in '09, it seems like you still see some expectation of recovery. I think in the past you have kind of painted a picture where prices might improve in 2009, and then moving into 2010 you'd see hopefully some pickup in volume. Is that still your expectation, or are you more cautious now?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 We are much more cautious today regarding 2009. The recent downturn that we have seen over the last couple of months, there's been a real significant shift in the market for housing, and then obviously the tieback to our wood products business and ultimately to timberlands. We've gone from a market situation where sales volumes were down because home prices were dropping, but over the last couple of months we've felt a significant shift where the primary issue today is concern about employment and just the absolute lack of consumer confidence.

So we project that will continue into 2009. We've got a new administration. We have a lot of proposed programs that have been floated. But quite frankly, we've got no visibility at this point as to what the administration may do, whether that will have an impact in 2009 or whether it may shift out further into 2010.

Operator

 Mark Connelly, Credit Suisse.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

 Mark Connelly - Credit Suisse - Analyst

 Patty, you said that you wouldn't be putting this repurchase program into place if you weren't going to use it. I am curious in the context of buying back your bonds earlier than you need to and wanting to maintain flexibility, I look at the stock repurchase program as an alternative to buying a homebuilder whose stock might be more depressed than your own. How do you think about the opportunity in your stock and its value relative to something like a homebuilder that is such a core business for you?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Well, I think as we look at all of these pieces, Mark, we have a lot of flexibility to consider a number of items. But liquidity is an important element of that flexibility. I wouldn't want to speculate on any particular areas that we might do as it relates to acquisitions in the future. I will say, though, that at these stock prices, given our underlying assets, that I believe that a share repurchase, again, balanced with the needs for liquidity, is an important tool.

Operator

 Rick Skidmore, Goldman Sachs.

 Rick Skidmore - Goldman Sachs - Analyst

 Just a couple of clarification questions. Patty, you mentioned the pension. You mentioned that it would be, I think, well funded at the end of the year. Did you mean by that to say that you would be overfunded or underfunded at the end of '08, given what you —

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 There are a number of plans, Rick, and given that we have not completed that calculation and that we haven't finished the year, as you might imagine I can't give you certainty as it relates to those numbers. So I do feel very confident that they will be well funded. To the extent that the plans — that all of the plans would be overfunded, I can't tell you for certainty, simply because we haven't completed the calculations.

 Rick Skidmore - Goldman Sachs - Analyst

 And based on that, you wouldn't expect to have any meaningful cash contribution in 2009 into the plans?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 We don't expect to be required to make cash contributions into the plans in 2009, again, subject to the final calculations. But we aren't expecting that we will need to.

 Rick Skidmore - Goldman Sachs - Analyst

 Okay. And then just to maybe clarify some of the fourth-quarter guidance, what is the right base to use when you are thinking about the homebuilder and thinking the homebuilder would be down versus the third quarter? What are you using as the base from the third quarter?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 We are using two comparators, actually. The homebuilding — the single-family homebuilding operations — so in the third quarter, we had a significant land sale. So we are not including that in those third-quarter single-family homebuilding operations. So as you do the comparator, you would want to back that out. So this is single-family homebuilding to single-family homebuilding, exclusive of any special charges from either impairments in the third quarter or losses on transactions in the third quarter.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

 Rick Skidmore - Goldman Sachs - Analyst

 Okay. And then just given what you seen in the wood business, do you anticipate that the significant losses sort of get back to the levels that you saw a year ago in the fourth quarter?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 I don't want to give you a number because we haven't closed the quarter. But I would say that, directionally, that that is not a bad comparator.

Operator

 George Staphos, Banc of America Securities.

 George Staphos - Banc of America Securities - Analyst

 Dan, I know you are in the process of evaluating the figures behind the impairment charge. I think you cited $650 million, and you will have more final analysis by the end of the year. Could you give us perhaps some directional feel for where the impairments are coming from a region. And then more broadly, realizing that homebuilding has been declining probably across the board geographically, where are you seeing the most weakness? Is it in the traditional trouble spots, or has it spread to the other areas as well? And I have a follow-on.

 Dan Fulton - Weyerhaeuser Company - President and CEO

 I will start with the last portion, George. We have had weakness, and I've talked about this in the past. We started to see weakness three years ago in Washington, D.C., and then it spread to the Southwest. We were protected for some time in the Northwest. And Houston has been relatively strong throughout this entire period.

We were starting to see some stabilization in Washington, D.C. That activity seemed to have stalled a bit, although starting to see a little bit more stability again. Our trouble spots right now are the Southwest and the West Coast. So California, particularly Inland Empire; Las Vegas; still trouble in Phoenix; and we have now started to see some price decline in the Puget Sound area. We are seeing some early-stage slowdown in Houston — hasn't had a significant impact yet on prices, but in terms of the impairments and the charges that we are anticipating for Q4 in the homebuilding business, they are heavily concentrated in California, Inland Empire, and Las Vegas. Las Vegas is probably our most challenged market today.

 George Staphos - Banc of America Securities - Analyst

 Okay. And it sounds like where historically, perhaps, analysts used to look at months of supply of inventory or affordability, at this juncture where we are at, we really have to look at employment in terms of when we can expect home pricing and fundamentals to stabilize. Would you agree with that?

 Dan Fulton - Weyerhaeuser Company - President and CEO

 Yes, good comment. Affordability today is not a significant problem. Prices have come down, and to levels that bring them back to historic affordability levels. There are still issues with respect to qualifications for mortgages. And that may start to loosen up a bit with some additional governmental intervention.

The concern today is employment. Our potential homebuyers are concerned about their jobs, and so it causes them to be extra-cautious. The other issue that we've had that affects some of these impairments is the continuing foreclosure activity in the resale market. So we have had instances where we have actually sold homes, prices agreed between buyer and seller, but when it comes to the appraisal process, the appraiser is looking at comps which now in some cases are foreclosures. So that continues to push prices down a bit.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

So affordability is an issue — or is not an issue, but consumer confidence and employment are the greater concerns that we've got today. We've had significant spikes in unemployment in all of our major markets.

 George Staphos - Banc of America Securities - Analyst

 Sure. The last one related to wood, and piggybacking on Rick's question, while directionally we understand why wood products would be having such a difficult fourth quarter — no one is going to want to hold inventory in this kind of market — I would imagine the cost reductions that you have been engaging in and then the reduced operating profile you've been maintaining should help on the margin relative to fourth-quarter '07 comparisons. Is it just that the volume decline, Patty, is such that we will be back at fourth-quarter '07 levels?

 Patty Bedient - Weyerhaeuser Company - EVP and CFO

 Well, it is — you're right, George. It is the fact that volume has basically dried up, as I said, since Thanksgiving. So as you think about the comparators in terms of the pieces of what has happened in this quarter versus a year ago, prices are weak, but there is not much volume out there that people are taking away at this level, given what has happened in the financial markets, housing markets, and then just as everybody is looking to pull in and not be carrying any more inventory than they absolutely need to. We will, as I had said, have more curtailments during this fourth quarter than we did a year ago as well. But as you think about just what has happened over the course of this quarter, the markets did fall off pretty precipitously from a volume perspective.

 George Staphos - Banc of America Securities - Analyst

 Okay, thanks very much. Good luck in the new year.

Operator

 Thank you. At this time, there are no further questions. I would like to turn the call back over to Dan Fulton.

 Dan Fulton - Weyerhaeuser Company - President and CEO

 Thank you. I would like to thank everybody on the call this morning for joining us, especially on such short notice. I want to reiterate the theme of the call and the announcements. We are seeing an increasingly challenging market. We are taking a number of steps, all of which we believe are made with the intent of preserving our financial strength, increasing our flexibility as we go forward and increasing shareholder value as we come out of this downturn.

On behalf of all of us around the table at Weyerhaeuser this morning, we would like to wish everybody a safe and restful holiday season, and we look forward to talking to you next year. Thank you.

Operator

 Thank you. Ladies and gentlemen, this concludes the Weyerhaeuser investor conference call. If you would like to listen to a replay of today's conference, please dial 303-590-3000 or 1-800-405-2236, followed by passcode 11123757. ACT would like to thank you for your participation. You may now disconnect.

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Final Transcript
Dec. 19. 2008 / 9:00AM ET, WY - Weyerhaeuser Co. December 19 Investor Call

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